GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY ANNOUNCES OFFICER PROMOTIONS

Appoints U.S. Automotive Parts Group President and Motion Industries President

Atlanta, Georgia, December 13, 2018 - Genuine Parts Company (NYSE: GPC) announced today the promotion of Kevin E. Herron to President of the U.S. Automotive Parts Group and Randall P. Breaux to President of Motion Industries, the Company’s industrial business. Mr. Herron was previously Executive Vice President of the U.S. Automotive Parts Group and has served in a variety of key management roles in his 29 year career with Genuine Parts Company. Mr. Breaux was most recently Executive Vice President of Marketing, Distribution and Purchasing at Motion Industries. He joined Motion in 2011 and has more than 40 years of experience in the industrial manufacturing and distribution markets.

Paul Donahue, President and Chief Executive Officer of Genuine Parts Company, stated, “Both Kevin and Randy are proven executives and well deserving of their new leadership roles. Kevin has a deep knowledge of the automotive aftermarket industry and significant experience across the NAPA network of stores, distribution facilities and corporate operations. These important attributes have equipped Kevin with the skillset to successfully lead the U.S. Automotive Group into the future. Randy also has an impressive history, having served in numerous management roles for the last 40 years. His extensive experience in both industrial manufacturing and distribution, which includes his sales, marketing and corporate background, make him an excellent choice to lead Motion Industries. Together, with very talented and experienced management teams in place at both businesses, we are excited for the growth prospects at our U.S. Automotive Parts Group and Motion Industries in the years ahead.”

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Germany and Poland. The Company also distributes industrial replacement parts and electrical and electronic materials in the U.S., Canada and Mexico through its Industrial Parts Group. S.P. Richards, the Company’s Business Products Group,

distributes a variety of business products in the U.S. and in Canada. Genuine Parts Company had 2017 revenues of $16.3 billion. Further information is available at www.genpt.com.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (678) 934-5044
Sidney G. Jones, Senior Vice President - Investor Relations – (678) 934-5628